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                                                                   EXHIBIT 4.B.2


                    CERTIFICATE OF ELIMINATION AND RETIREMENT
                                       OF
                                 PREFERRED STOCK
                                       OF
                               EL PASO CORPORATION

         (PURSUANT TO SECTION 243 OF THE GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE)



         El Paso Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

                  FIRST: The Corporation's Restated Certificate of Incorporation, by a Certificate of Designation (as modified by a Certificate of Elimination and Retirement), authorizes the issuance of 40,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock ("Series B Preferred Stock"), each of the foregoing shares with par value $.01 per share.

                  SECOND: The Corporation has acquired, and a duly constituted committee of the Board of Directors of the Corporation has retired, all of the authorized shares of the Series B Preferred Stock.

                  THIRD: The Restated Certificate of Incorporation of the Corporation prohibits the reissue of shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation as shares of the series to which they were originally designated.

                  FOURTH: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the 40,000 shares of Series B Preferred Stock are hereby retired, all references to Series B Preferred Stock in the Restated Certificate of Incorporation are hereby eliminated, and the 40,000 shares of Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation undesignated as to series.

         IN WITNESS WHEREOF, El Paso Corporation has caused this certificate to be signed by its duly authorized officer this 30th day of January 2003.



                                        EL PASO CORPORATION




                                        By:  /s/ David L. Siddall
                                           --------------------------------
                                           David L. Siddall, Vice President